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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Del Monte Foods Company:


We consent to the incorporation by reference in the registration statements (Nos. 333-40867, 333-52226, 333-38394, 333-34280 and 333-79315 on Form S-8, and
No. 333-64802 on Form S-4), of Del Monte Foods Company, of our report dated July 20, 2001, relating to the consolidated balance sheets of Del Monte Foods Company and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001, annual report on Form 10-K of Del Monte Foods Company.

                                       /s/ KPMG LLP

San Francisco, California
September 21, 2001